EZCORP Acquires 128 Pawn Stores in Mexico
Austin, Texas (June 9, 2021) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of pawn transactions in the United States and Latin America, announced that it has acquired 128 pawn stores in Mexico. The stores, operating under the name “Cash Apoyo Efectivo,” are principally located in the Mexico City metropolitan area and enjoy strong brand recognition in that market. The acquisition is the company’s largest to date in terms of store-count. With this acquisition, the company now operates a total of 1,154 pawn stores, 638 (55%) of which are in Latin America, including 503 in Mexico.
The initial purchase price of $33.8 million includes cash of $17.3 million, 212,870 shares of the company’s Class A Non-Voting Common Stock valued at $1.6 million, and repayment of $14.9 million of Cash Apoyo Efectivo’s existing debt. The sellers will be entitled to additional payments of up to $4.6 million over the next two years, contingent on the performance of the acquired stores.
Jason Kulas, Chief Executive Officer, stated: “We are excited to add this highly-regarded business to our Mexico pawn operations. The addition of the 128 Cash Apoyo Efectivo stores solidifies our position as the second largest for-profit competitor in Mexico, which continues to be one of our most attractive growth markets for both acquisitions and de novo store openings.
“We expect that this acquisition will be accretive to earnings in fiscal 2022, although near-term performance will be affected by the continuing recovery from COVID-related impacts, operational changes that we will implement as we integrate the stores into our existing business and non-recurring transitional expenses. Over the medium-to-long-term, we see upside opportunities to increase pawn balances and profitability through enhanced access to capital, exposure to a broader range of general merchandise, implementation of our efficient processes and realization of cost synergies with the consolidation of back-office support functions.”
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell merchandise, primarily collateral forfeited from pawn operations and pre-owned merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the Russell 2000 Index, S&P 1000 Index and Nasdaq Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors and risks associated with the COVID-19 pandemic. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220